EXHIBIT 11

Execution Version

ASSIGNMENT AND ASSUMPTION

TO

TRANSACTION SUPPORT AND LIQUIDATION AGREEMENT

December 29, 2021

This Assignment and Assumption Agreement (this “Agreement”) is made as of the date written above by Aabar Space Inc. (“Assignor”), Fifteenth Investment Company LLC, an affiliate of Assignor (“Assignee”), Virgin Investments Limited (“VIL”) and Vieco 10 Limited (“V10”). Reference is made to that certain Transaction Support and Liquidation Agreement (the “Liquidation Agreement”), dated as of July 2, 2021, by and among V10, VIL and Assignor. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Liquidation Agreement.

WHEREAS, pursuant to Section 4 of the Liquidation Agreement, and subject to the terms and conditions contained therein, substantially concurrently with, and contingent upon, the closing of the Business Combination, V10 shall distribute a certain number of VO Shares to Assignor in payment for the Convertible Notes and in accordance with the distribution of VO Shares pursuant to Section 4(c) of the Liquidation Agreement (the “Distribution”) (the “Transferred VO Shares”);

WHEREAS, Assignor desires to assign its rights and benefits with respect to the receipt of the Transferred VO Shares under Section 4 of the Liquidation Agreement to Assignee; and

WHEREAS, in connection with the assignment contemplated by this Agreement, Assignor desires that V10 distribute the Transferred VO Shares to Assignee in full satisfaction of V10’s payment and distribution obligations to Assignor under Sections 4(a) and 4(c) the Liquidation Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Each of Assignee and Assignor, by its execution and delivery of this Agreement, agrees to the assignment to and assumption by Assignee of each of the following of Assignor’s rights and benefits with respect to the VO Shares under the Liquidation Agreement:

(i) assignment to Assignee of all Transferred VO Shares that otherwise were to be distributed to Assignor in payment for the Convertible Notes and in accordance with the Distribution under Sections 4(a) and 4(c) of the Liquidation Agreement;

(ii) assignment to Assignee of equal registration rights concerning all VO Shares held by Assignee, which shall be effected through a separate joinder to that certain Amended and Restated Registration Rights Agreement, dated as of December 29, 2021, by and among Virgin Orbit Holdings, Inc. (“VO Holdings”), V10 and the other persons named as parties therein;

(iii) assumption by Assignee of the obligations, including the restrictions on transfer, applicable to Assignor as a Permitted Transferee under that certain Stockholder Support Agreement, dated as of August 22, 2021, by and among NextGen Acquisition Corp. II, V10 and Vieco USA, Inc. (the “Stockholder Support Agreement”) which shall be effected through a separate joinder to that certain Stockholder Support Agreement; and

(iv) assignment to Assignee of the right pursuant to Section 3(c) of the Liquidation Agreement that, so long as Assignee and its Affiliates continue to own at least 7.5% of the outstanding shares of common stock of Virgin Orbit Pubco, VIL will assign to Assignee the right to nominate one director for election to the board of directors of Virgin Orbit Pubco, which shall be effected through a separate joinder to that certain Stockholders’ Agreement, dated as of December 29, 2021, by and among VO Holdings, V10 and the other persons named as parties therein ((i) through (iv), the “Assignments”).

2. Assignee hereby acknowledges, agrees and confirms that, by its execution of this Agreement, Assignee shall be bound by all of the terms, obligations, provisions and conditions contained in the Liquidation Agreement as they apply to Assignor solely with respect to the Assignments thereunder and as if an original signatory thereto in such capacity.

3. Assignor hereby acknowledges, agrees and confirms that (i) Assignor remains bound by all of the terms, obligations, provisions and conditions contained in the Liquidation Agreement as they apply to Assignor with respect to any matters not assigned to Assignee in the Assignments; and (ii) delivery of the Transferred VO Shares to Assignee pursuant to the terms of Section 4 of the Liquidation Agreement, constitutes full satisfaction of V10 and VIL’s obligations thereunder with respect to the Transferred VO Shares; for the avoidance of doubt, (i) any cash, securities or other assets remaining at V10 after the payment of the Convertible Notes and the Distribution pursuant to Sections 4(a) and 4(c) of the Liquidation Agreement, and after payment of obligations of V10, including liquidation expenses, shall be distributed to VIL and Assignor in the Liquidation pursuant to the terms of Section 4(e) of the Liquidation Agreement and the Articles of Association to the parties entitled thereto, and (ii) each of Assignor and VIL shall make such capital contributions to V10, if any, necessary to permit a Liquidation of V10 as contemplated by the Liquidation Agreement, in each case, on a pro rata basis based on their share ownership of V10 .

4. Assignor hereby acknowledges, agrees and confirms that, in accordance with Section 5(f) of the Liquidation Agreement, nothing in this Agreement shall relieve Assignor of its direct, continuing and full responsibility and liability for or with respect to any obligation owed by Assignor to the other Parties under the Liquidation Agreement.

5. V10 and VIL hereby acknowledge and accept the assignment of the Assignments from Assignor to Assignee hereunder pursuant to Section 5(f) of the Liquidation Agreement and V10 agrees to deliver the Transferred VO Shares and the rights thereunder to Assignee as set forth in Section 1 hereto.

6. Assignor and Assignee shall indemnify, defend and hold harmless V10, VIL, each of their respective affiliates and each officer, director, equityholder, member, partner, employee, representative, agent and trustee of VIL, V10 and their respective affiliates (the “Covered Persons”) against any claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings arising out of or relating to the Assignments set forth in Section 1 hereto (including the distribution of the Transferred VO Shares from V10 to Assignee), unless such loss, claim, damage, liability, judgment, fine, settlement or other amount is a result of fraud on the part of such Covered Person. In the event that any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation contemplated by this Section 6 (other than as a result of fraud on the part of such Covered Person), Assignor and Assignee shall reimburse such Covered Person for its reasonable legal and other out-of-pocket expenses as they are incurred in connection therewith.

7. Assignor and Assignee hereby agree that, upon distribution of the Transferred VO Shares by V10 to Assignee pursuant to the terms of this Agreement, all of V10’s obligations under the Note Purchase Agreement (including the repayment by V10 in full of the Convertible Notes held by Assignor) and V10’s payment and distribution obligations under Section 4(a) and 4(c) of the Liquidation Agreement shall be satisfied in full and that V10 shall have no further obligations under the Note Purchase Agreement or the Liquidation Agreement with respect to such payment and distribution obligations. For the avoidance of doubt, (i) any cash, securities or other assets remaining at V10 after the payment of the Convertible Notes and the Distribution pursuant to Sections 4(a) and 4(c) of the Liquidation Agreement, and after payment of obligations of V10, including liquidation expenses, shall be distributed to VIL and Assignor in the Liquidation pursuant to the terms of Section 4(e) of the Liquidation Agreement and the Articles of Association to the parties entitled thereto, and (ii) each of Assignor and VIL shall make such capital contributions to V10, if any, necessary to permit a Liquidation of V10 as contemplated by the Liquidation Agreement, in each case, on a pro rata basis based on their share ownership of V10.

8. Section 5 of the Liquidation Agreement shall apply to this Agreement mutatis mutandis.

9. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date written above.

ASSIGNOR: Aabar Space, Inc.

By:	/s/ Abdulla Mohamed Ismail I Shadid

Name:	Abdulla Mohamed Ismail I Shadid
Title:	Director

ASSIGNEE: Fifteenth Investment Company LLC

By:	/s/ Andre C. Namphy

Name:	Andre C. Namphy
Title:	Director

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date written above.

VIRGIN INVESTMENTS LIMITED

By:	/s/ James Cahillane

Name:	James Cahillane
Title:	Authorized Signatory

VIECO 10 LIMITED

By:	/s/ James Cahillane

Name:	James Cahillane
Title:	Authorized Signatory